Exhibit 10.2

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED PURSUANT TO ITEM 601(B)(10). “[*]” INDICATES THAT PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

EXECUTION COPY

ORDER NO. 1-1

S&P 500 Index

THIS Order No. 1-1 (this “Order”) is entered into as of September 28, 2026 (the “Commencement Date”) by and between:

(I)	S&P Opco, LLC, a New York limited liability company, having a place of business at 55 Water Street, New York, NY 10041, USA (“S&P”); and

(II)	Cboe Exchange, Inc., a Delaware corporation, having an office at 433 West Van Buren Street, Chicago, Illinois 60607 (“Cboe”).

WHEREAS

(A)	S&P is a Party to a subsisting written Master License Agreement as of September 28, 2026 with Cboe (the “Master Agreement”);

(B)	each of the Parties owns and maintains certain financial indices and associated trademarks, certain of which are specified below as being licensed to the other Party; and

(C)	the Parties are willing to enter into this Order governed by the Master Agreement for the licensing of the Covered Indices identified herein.

IT IS AGREED THAT:

1.	This is an Order under and governed by the Master Agreement and incorporates Paragraphs A to L hereto.

2.	All words, terms or phrases defined in the Master Agreement have the same meaning where used in this Order.

3.	In the event of any conflict, ambiguity or inconsistency between this Order and the Master Agreement, the terms of this Order shall prevail, but solely with respect to this Order and solely to the extent of such conflict, ambiguity or inconsistency, in each case as provided in Section 2 of the Master Agreement. This Order shall not modify the Master Agreement with respect to any other Order.

4.	This Order constitutes a separate agreement between S&P and Cboe, hereby incorporates the terms and conditions of the Master Agreement by reference as they apply to this Order, and is severable from each other Order entered into under the Master Agreement (it being understood that (a) both S&P and Cboe agree to comply with such terms and conditions, (b) each of its Affiliates and any other applicable Additional Licensee identified in Paragraph D shall be subject to all obligations, terms, conditions and limitations to the extent applicable to such Affiliate or other applicable Additional Licensee under this Order and the Master Agreement, and (c) each of S&P and Cboe shall remain fully responsible and liable for the performance of, and any breach by, its Affiliates and any other applicable Additional Licensee identified in Paragraph D).

5.	Subject to the terms and conditions of the Master Agreement, this Order supersedes all previous oral and written agreements (including any prior Orders for the Covered Indices identified herein), representations, discussions or understandings between the Parties with respect to its subject matter.

6.	In advance of the first listing of any new Licensed Products hereunder, the Licensee Party shall inform the Licensor Party by written notice, together with then-available reasonable information intended to assist the Licensor Party to determine (a) that the new Licensed Products comply with this Order and the Master Agreement and (b) the Fees anticipated to be payable to the Licensor Party in such regard under Paragraph J below; provided that such notice shall not constitute a condition to, or require the Licensor Party’s approval of, the listing or launch of any Licensed Product.

7.	Subject to the provisions of this Order and terms and conditions of the Master Agreement as they apply to this Order, each Party may, during the Term, exercise the rights expressly granted to it under this Order with respect to the Covered Indices and other subject matter expressly identified herein. For the avoidance of doubt, nothing in this Paragraph grants, or shall be construed to grant, any right or license that is not expressly specified in this Order.

8.	The Paragraphs set forth below establish the index-specific commercial terms applicable to the Covered Indices identified in Paragraph D. In the event any Paragraph is marked as not applicable, it shall have no force or effect with respect to this Order.

9.	This Order may be executed in counterparts, each of which shall be deemed an original but both of which, when taken together, shall constitute one and the same instrument.

10.	The Parties agree that the electronic copy of this fully executed Order retained by S&P shall be the “original”, written, complete and exclusive statement of this Order.

11.	Notwithstanding anything in this Order to the contrary, the terms and conditions of the Master Agreement as they apply to this Order are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the Parties have caused this Order to be executed as of the Commencement Date.

CBOE EXCHANGE, INC.		S&P OPCO, LLC

Signature:	/s/ Craig Donohue	Signature:	/s/ Catherine Clay

Name:	Craig Donohue	Name:	Catherine Clay
	(Please print)		(Please print)

Title:	Chief Executive Officer and President	Title:	President and CEO
	(Please print)		(Please print)

Date:	September 28, 2026	Date:	September 28, 2026
	(Please print)		(Please print)

Paragraph A – Licensee Party

Full Company Name	Cboe Exchange, Inc.
Country of Incorporation	United States of America
Registered Address	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801
Address for Service	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801
Contact Name	[*]
Contact E-Mail	[*]

Paragraph B – Licensee Party Audit Address

Street	433 W. Van Buren Street
City	Chicago
State	Illinois
Country	United States of America
Contact Name	[*]
Contact E-Mail	[*]

Paragraph C – Licensee Party Notice Address

Street	433 W. Van Buren Street
City	Chicago
State	Illinois
Country	United States of America
Contact Name	[*]
Contact E-Mail	[*]

Paragraph D – “Covered Indices”

Index Name: S&P 500 Index

Licensor Party: S&P Dow Jones Indices LLC

“Additional Licensees”: Affiliates of Cboe so long as they are Cboe’s Markets that are Organized Securities Markets.

Paragraph E – Licensed Products

The Licensee Party (and any applicable Affiliate or other applicable Additional Licensee set forth in Paragraph D) is licensed to list, trade, and/or clear the following product types based on or linked to the Covered Indices identified in Paragraph D on Cboe’s Markets that are Organized Securities Markets:

1)	Standardized Option Contracts
2)	FLEX Micro Contracts
3)	Mini Contracts (including, e.g., XSP)
4)	Nano Contracts

For the avoidance of doubt, (a) all of the Licensed Products listed above constitute “Standardized Option Contracts” pursuant to the Master Agreement and (b) security future contracts and, to the extent permissible under applicable law, options on security future contracts do not constitute Licensed Products hereunder.

The Licensor Party hereby grants each license set forth under Section 3.1 of the Master Agreement with respect to the Licensed Products. The license is exclusive as set forth in clause (i) of Paragraph H.

Paragraph F – Sublicensing Rights

Sublicensing Rights: Not applicable

Paragraph G – Territory

Primary Territory: United States of America

Additional Territory (if any): At the request of Cboe at any time during the Term, S&P will grant an exclusive license for Cboe and/or Affiliates of Cboe to use the S&P 500 Index for Standardized Option Contracts traded on an Organized Securities Market in a territory outside the United States of America if there is no applicable local proposed, pending or existing legislation on the date of grant or known date in the future that, either (a) would prohibit or treat as unlawful the grant of such a license to Cboe, or (b) as a result of the license to Cboe, would require that S&P grant a similar license to third parties.

Paragraph H – Exclusivity

Exclusivity Status: Exclusive, on the terms set forth below.

(i)	The S&P License granted under Section 3.1.1 of the Master Agreement is exclusive in respect of the S&P 500 Index for the Standardized Option Contracts (which includes for purposes of this Order, for clarity, each of the Licensed Products set forth in Paragraph E) in the United States of America until December 31, 2051.

(ii)	Unless it has obtained Cboe’s prior written consent, S&P shall not grant any third party a license to use the S&P 500 Index in connection with the trading of Standardized Option Contracts outside the United States of America, for so long as the S&P License granted with respect to the S&P 500 Index remains exclusive in the United States of America.

(iii)	During the Term, Cboe and its Affiliates shall not list Standardized Option Contracts for trading on any of Cboe’s Markets based on any Cboe proprietary or third-party index (other than, for clarity, any index or benchmark owned by S&P or any of its Affiliates) that is [***] (each, an “Applicable S&P 500 Competitor Index”); provided that, notwithstanding the foregoing, the restrictions set forth in this clause (iii) of Paragraph H shall not apply to (A) multiply listed options where Cboe is not the party initiating the listed option or the second entrant to the market with respect to such option, but in all cases subject to S&P’s consent (not to be unreasonably withheld, conditioned or delayed), or (B) any Standardized Option Contracts listed for trading by Cboe and its Affiliates prior to the Commencement Date. Notwithstanding anything herein to the contrary, nothing in this clause (iii) of Paragraph H shall prohibit Cboe from, as a result of any Change of Control, merger, license, asset sale, acquisition or other corporate transaction, becoming an Affiliate of any entity (such entity, together with its Affiliates immediately prior to the consummation of such transaction, collectively, the “Relevant Entities”) that lists Standardized Option Contracts on any Applicable S&P 500 Competitor Index prior to the consummation of such transaction (the business of listing such products by such entity or business, a “Competitive Index Options Business”); provided that [***].

Paragraph I – Term of License, Termination

Term of License: Through December 31, 2051, unless earlier terminated in accordance with the Master Agreement or this Order (the “Term”).

Index-Specific Early Termination and Discontinuation Provisions:

(i)	Either Party shall have the right to terminate this Order if average aggregate daily volume in S&P 500 Index Standardized Option Contracts traded on all Organized Securities Markets offered by Cboe and its Affiliates (the “Cboe SPX Options ADV”) in each of four (4) consecutive calendar quarters is less than:

a.	[***] per trading day (as adjusted from time to time as provided below, the “Minimum Volume Threshold”); and

b.	either:

i.	[***] of the sum of the average aggregate daily volumes on all markets in (A) S&P 500 Index Standardized Option Contracts offered by Cboe and its Affiliates, (B) exchange-traded put and call securities options on any S&P 500-Indexed Fund, and (C) Options on Futures Contracts on the S&P 500 Index (clauses (A), (B), and (C), collectively, the “S&P 500 Options Products”); or

ii.	[***] of the sum of the average aggregate daily volumes on all Organized Securities Markets in (A) S&P 500 Options Products and (B) Applicable S&P 500 Competitor Index Products, in each case other than Excluded Products. For purposes of these calculations, (x) an “Applicable S&P 500 Competitor Index Product” means any and all Standardized Option Contracts, exchange-traded put and call securities options on an ETF, and Options on Futures Contracts, in each case, on any Applicable S&P 500 Competitor Index, (y) an “Excluded Product” means [***], and (z) all options shall be weighted on a consistent notional value basis. A methodology and sample calculation for determining notional equivalence is set forth on Exhibit A.

Cboe will be deemed to have failed the “Threshold Test” if (and only if) the Cboe SPX Options ADV fails to reach or exceed the applicable minimum requirements of both (I) clause (i)(a) and (II) one of either clauses (i)(b)(i) or (i)(b)(ii) during the applicable measurement period.

(ii)	The Minimum Volume Threshold shall be revised as follows: (a) commencing on January 1, 2032, the Minimum Volume Threshold shall be [***]; (b) commencing on January 1, 2037, the Minimum Volume Threshold shall be [***]; (c) commencing on January 1, 2042, the Minimum Volume Threshold shall be [***]; and (d) commencing on January 1, 2047, the Minimum Volume Threshold shall be [***].

(iii)	If the Threshold Test is failed in each of four (4) consecutive calendar quarters, then either Party may terminate this Order, by giving notice of its decision to do so (the “ADV Termination Notice”) to the other Party within ninety (90) days of the conclusion of such fourth calendar quarter. If neither Party exercises its right to terminate this Order within such ninety (90) day period, the right to terminate shall expire and shall not again be available until such time, if ever, as the Threshold Test is once again failed in each of four (4) consecutive calendar quarters.

Upon Cboe’s receipt of any ADV Termination Notice from S&P, to avoid termination of this Order, Cboe shall have the option (the “Make Whole Option”) to pay S&P the difference between the Fees actually paid to S&P with respect to the S&P 500 Index Standardized Option Contracts and the Fees that would have been due to S&P if the Minimum Volume Threshold had been satisfied (the “Make Whole Payment”) with respect to the four (4) calendar quarters in which the Threshold Test was failed (giving rise to the termination right under this clause (iii) of Paragraph I) and any calendar quarter(s) occurring immediately following such four (4) calendar quarter period but prior to the commencement of the Make Whole Option Period (as defined below) in which the Threshold Test was also failed.

Cboe shall exercise such Make Whole Option by notifying S&P within thirty (30) days of receipt of the ADV Termination Notice. If Cboe declines to exercise the Make Whole Option, fails to notify S&P within such thirty (30) day period of its exercise of the Make Whole Option or fails to pay to S&P the Make Whole Payment within thirty (30) days of Cboe’s exercise of the Make Whole Option, then the Make Whole Option shall expire, and this Order shall terminate as of the first day of the calendar quarter commencing immediately after the calendar quarter in which the Make Whole Option was declined or deemed to be declined, subject to applicable wind downs as provided in Section 9.6 of the Master Agreement. If Cboe exercises the Make Whole Option, then the Order shall not terminate but instead shall continue in effect, and Cboe shall continue to make Make Whole Payments to meet the Minimum Volume Threshold, as applicable, for four (4) successive calendar quarters commencing as of the first day of the first full calendar quarter beginning after the exercise of the Make Whole Option (such four calendar quarter period, the “Initial Make Whole Option Period”), with the applicable Make Whole Payment for each quarter due within thirty (30) days after the end of each quarter; provided that, if the Threshold Test is not satisfied during the third calendar quarter of the Initial Make Whole Option Period but is satisfied during the final calendar quarter of such Initial Make Whole Option Period, then the Initial Make Whole Option Period shall automatically and immediately be extended for one (1) additional calendar quarter (together with the Initial Make Whole Option Period, the “Make Whole Option Period”).

If during the Make Whole Option Period, the Threshold Test is satisfied in any two (2) consecutive quarters without requiring a Make Whole Payment, then the Make Whole Option Period shall terminate and S&P’s termination right under this clause (iii) of Paragraph I shall expire and shall not again be available until such time, if ever, that the Threshold Test set forth above is once again failed in each of four (4) consecutive calendar quarters. If the Make Whole Option Period expires and the Minimum Volume Threshold has not been satisfied for any two calendar quarters during such period, then the Order will terminate effective on the last day of the Make Whole Option Period, subject to applicable wind downs as provided in Section 9.6 of the Master Agreement.

(iv)	Cboe’s right to terminate this Order pursuant to clauses (i) and (iii) of this Paragraph I shall expire if Cboe or Cboe Global Markets, Inc. is subject to a Change of Control.

(v)	To the extent any regulatory change with respect to trading of Standardized Option Contracts on Cboe’s Markets reasonably applies to the industry as a whole (a “Regulatory Change”), then the Minimum Volume Threshold shall be adjusted to address such Regulatory Change. For example, if there is a prohibition on trading of 0DTE contracts, then the Minimum Volume Threshold shall be adjusted downward to address the removal of such 0DTE contracts from trading on Cboe’s Markets. In the event of any Regulatory Change, Cboe shall notify S&P in writing identifying the applicable Regulatory Change with an explanation supporting why and the extent to which such change has affected the Minimum Volume Threshold and documentation supporting such effect. Cboe shall also provide S&P, for its review and reasonable approval, a calculation of any suggested adjustment to the Minimum Volume Threshold. If S&P disagrees with Cboe’s assertion, then the Parties shall meet to discuss the Regulatory Change (and its impact on the Minimum Volume Threshold) in good faith. If after thirty (30) days, the Parties have failed to agree upon the effect of such Regulatory Change on the Minimum Volume Threshold, then the Chief Executive Officer of each Party shall meet one or more times during an additional thirty (30) day period and seek to resolve the matter in good faith and exchange relevant supporting information to help reach agreement. If the Chief Executive Officers of the Parties still fail to reach agreement during such additional thirty (30) day period, then the disputed issue shall be referred to an independent, mutually acceptable third party (and if the Parties are unable to agree on a mutually acceptable third party within thirty (30) days after the Chief Executive Officer escalation failure, then each Party will appoint an independent third party and those two people will appoint a third independent person) with appropriate expertise to decide the issue. The decision of such third party (or parties) shall be final and binding on the Parties with respect to the disputed issue hereunder.

(vi)	[***]

Paragraph J – Fees; Fee Payment

Fees: Cboe shall pay S&P the Fees set forth on Exhibit B attached hereto.

[***]

Payment Frequency: Quarterly in arrears

Payment Due Date: Within forty-five (45) days after the end of each calendar quarter.

Fee Accounting: Each payment made under this Paragraph J shall be accompanied by a full accounting of the basis for the calculation of the fee.

Reporting: Within thirty (30) days after the end of each calendar quarter, Cboe shall provide a report setting forth the Cboe SPX Options ADV with respect to each separate S&P 500 Standardized Option Contract (e.g., SPX, XSP, Nano, each FLEX Micro and S&P 500 ETF option contracts) with respect to the quarter then ended.

Paragraph K – Marks

The following Marks, as well as any Mark approved or deemed approved under Section 6.3 of the Master Agreement for use under this Order, are licensed to Cboe under this Order:

1.	S&P®

2.	S&P 500®

3.	500™

4.	The 500®

5.	US 500™

6.	SPX®

7.	SPXEW

8.	XSP

Paragraph L – Additional Terms and Conditions

The following additional terms and conditions apply to this Order:

(i)	Enforcement of Exclusivity. If S&P receives written notice from Cboe, or otherwise becomes actually aware that the “S&P 500” Mark or the S&P 500 Index is then being used by a third party with Standardized Option Contracts without the prior written consent of S&P in a manner inconsistent with the terms of the exclusive license granted to Cboe under this Order with respect to Standardized Option Contracts, and such use involves (a) trading on an Organized Securities Market in North America, or (b) trading on an Organized Securities Market outside of North America that diverts trading volume from Cboe’s Markets and has or may reasonably be expected to have a material adverse impact upon the benefits derived by Cboe from such license (an “Infringing Conduct”), then the following shall occur until the Infringing Conduct ceases:

a.	Litigation and Cost-Sharing. S&P shall use its commercially reasonable efforts to cause the Infringing Conduct to cease, which may include initiating litigation against such person in S&P’s sole discretion. If S&P elects to initiate litigation, then the costs of such litigation shall be equally shared by the Parties unless and until such costs incurred in any calendar year for all litigation brought pursuant to this clause (i) amount to [***]. Once such costs borne by S&P reach this level, each such matter in litigation may be continued by S&P upon the written request of Cboe, but within S&P’s sole discretion, which request shall obligate Cboe to pay [***] of additional expenses related to that litigation reasonably incurred in that year. Notwithstanding the allocation of the costs of any such litigation, and notwithstanding that S&P agrees to consult with Cboe concerning the conduct and settlement of such litigation, the conduct of such litigation, including the choice of counsel and any settlement thereof, shall remain in the sole control of S&P; and

b.	Remedies During Infringement. Notwithstanding anything to the contrary in the Master Agreement, if at any time during the Term while the exclusive obligations set forth in this Order remain in effect, any one or more Organized Securities Market(s) begins trading Standardized Option Contracts on the S&P 500 in any country (“Third-Party Trading”) and the average daily trading volume of such Third-Party Trading in such country exceeds [***] of the average daily trading volume during the immediately preceding six (6) months in such Standardized Option Contracts on Cboe’s Markets in such country (a “Trigger Event”), then, (i) in each quarter during which a Trigger Event occurs, the Fees payable to S&P by Cboe under this Order for such quarter shall be reduced by an amount equal to [***] (such amount, the “Fee Relief Amount”); provided, in no event shall the aggregate Fee Relief Amount (for example, if a Fee Relief Amount applies for more than one country) for any calendar year exceed [***] of the Fees payable by Cboe to S&P for such calendar year in which the Trigger Event occurs, and (ii) in each calendar quarter during which such Trigger Event occurs, then for all purposes of Paragraph I the Cboe SPX Options ADV for any calendar quarter shall be deemed to be increased by the average aggregate daily volumes of such Third-Party Trading (notionally adjusted for equivalence). If S&P causes the Third-Party Trading that gave rise to the Trigger Event to cease, then within ninety (90) days following the cessation of such Third-Party Trading, Cboe shall pay to S&P an amount equal to [***]. The remedies set forth in this clause (i)(b) of Paragraph L shall be Cboe’s sole and exclusive remedy with respect to infringing Third-Party Trading contemplated by this clause (i)(b) of Paragraph L, and shall be in lieu of all other remedies, whether at law or in equity, otherwise available to Cboe.

(ii)	Ticker Usage Rights. S&P agrees that Cboe may use “SPX”, “SPXEW” and/or “XSP” in tickers of Cboe issued financial products based on the S&P 500 Index.

(iii)	SPX Exclusivity. S&P agrees that it will not, during the Term and a period of five (5) years thereafter, use or license “SPX”, “SPXEW”, and/or “XSP” to any third party for use as a ticker or product name with Standardized Option Contracts anywhere in the world without Cboe’s prior written consent. This provision shall survive expiration or termination of this Order and the Master Agreement.

(iv)	Reduced Index Value License. Cboe and its Affiliates are licensed to use reduced values and/or reduced multipliers of the S&P 500 Index as the underlying values for the Licensed Products set forth in Paragraph E, including (a) one-tenth (1/10th) values (e.g., XSP Mini Contracts), (b) one-tenth (1/10th) index values with a one dollar ($1.00) multiplier (e.g., Nano Contracts, which are 1/100th the size of the XSP Mini Contract), and (c) with respect to FLEX Micro Contracts, a one dollar ($1.00) multiplier applied to the full value of the S&P 500 Index (e.g., FLEX Micro Contracts on the SPX contract).

EXHIBIT A

ILLUSTRATIVE FRAMEWORK FOR MARKET SHARE AND VOLUME CALCULATIONS

This Exhibit sets forth the key principles, definitions, and methodology used to determine the notional value of, and notional adjustments to, trading volumes across S&P 500-related and other index related products. The principles, definitions and illustrative example in Section 1.7 below are for informational purposes and are not legally binding.

1.	Key Principles and Definitions

1.1.	The “contract size” of a product means the amount of exposure the product gives the holder in relation to the relevant value of the index, typically expressed as a multiple of that index value.

1.1.1.	For a product based on the full value of the index, contract size equals the per-point “multiplier” stated in the product's filing. For example, one SPX option gives the holder exposure to 100 times the value of the S&P 500 Index; one CME E-mini S&P 500 (ES) futures option gives the holder exposure to 50 times the value of the S&P 500 Index; [***].

1.1.2.	For a product based on a reduced value of the index (e.g., XSP or Nano), the stated multiplier is applied to only a fraction of the index, so contract size is the stated multiplier applied to that fraction. For example, XSP applies a $100 multiplier to one-tenth of the index value, for a contract size of 10 (i.e., one XSP option gives the holder exposure to 10 times the value of the full index).

1.2.	The “notional value” of a product means the total value of the exposure the product gives the holder the right to control, determined by multiplying (1) the value of the relevant index by (2) the contract size of the product.

1.2.1.	For one SPX option, the notional value of an option acquired at a time when the S&P 500 Index is at 7500 is $750,000 (index level of 7500 times contract size of 100).

1.2.2.	For one CME e-mini futures option, the notional value of an option at a time when the S&P 500 Index is at 7500 is $375,000 (index level of 7500 times contract size of 50).

1.2.3.	[***]

1.3.	The “volume” of products traded means the number of such products traded over a given time period.

1.4.	The “total notional value” of a product over a given time period is the index value for the relevant time period, multiplied by the relevant contract size, multiplied by the volume of the product for the given time period ([***]).

1.5.	The “average SPX option per-contract notional value” for a given time period is determined by calculating the total notional value of all standard sized SPX options traded over a given time period and dividing by the number of standard sized SPX options traded over that time period.

1.6.	To determine the “SPX equivalent trading volume” for any product (other than a standard sized SPX option) over a given period, take (a) the total notional value of such product during the relevant period (determined as set forth in Section 1.4 above; [***]), divided by (b) the average SPX option per-contract notional value for such time period. To the extent that SPX equivalent trading volume of a product is calculated on a weekly, monthly, quarterly or other basis, we would express such SPX equivalent trading volume on an average daily basis (for example, for purposes of the Cboe SPX Options ADV calculation under Paragraph I), by dividing the SPX equivalent trading volume so calculated by the number of trading days in the relevant period.

1.7.	Illustrative Example. The following illustrates the SPX equivalent trading volume methodology for a CME E-mini S&P 500 (ES) futures option. Assume the S&P 500 Index is at 7,500. One SPX option has a notional value of $750,000 (7,500 × contract size of 100), and one CME E-mini S&P 500 (ES) futures option has a notional value of $375,000 (7,500 × contract size of 50). Where the average SPX option per-contract notional value for the period is $750,000, the SPX equivalent trading volume of the ES futures options equals their total notional value divided by the average SPX option per-contract notional value (here, $750,000), so that each ES futures option is counted as one-half (0.5) of one SPX option. For example, 1,000,000 ES futures options traded over a period convert to 500,000 SPX-equivalent contracts for the same period, which is then divided by the number of trading days in the period to express the figure on an average daily basis.

1.8.	New Product Types. The Parties will mutually agree upon a notional value treatment to address new product types not expressly covered by the methodology set forth in this Exhibit A.

EXHIBIT B

FEES

[***]